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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 25, 2001                REGISTRATION NO. 333-68548

                                     [LOGO]

                                2,633,400 SHARES
                     GENZYME GENERAL DIVISION COMMON STOCK

    This prospectus supplement, together with the prospectus dated
September 25, 2001, will be used by selling securityholders to resell up to 2,633,400 shares of Genzyme General Division common stock that we issued in a private placement in connection with our acquisition of Novazyme
Pharmaceuticals, Inc.

    A copy of the prospectus dated September 25, 2001 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.
                            ------------------------

    INVESTING IN SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 25, 2001.

   GENZYME CORPORATION - ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 -
                                 (617) 252-7500
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                            SELLING SECURITYHOLDERS

    The information in the following table supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                              NUMBER OF SHARES OF GENZYME   NUMBER OF SHARES OF GENZYME
                                                 GENERAL STOCK OFFERED      GENERAL STOCK BENEFICIALLY
                  NAME (1)                    PURSUANT TO THIS PROSPECTUS    OWNED AFTER OFFERING (2)
--------------------------------------------  ---------------------------   ---------------------------
AHI/NZ Associates, LLC and any of its
  members who receive shares of Genzyme
  General Stock in a distribution by the
  limited liability company (3).............             17,062                         100

CHTP / NOVA Associates, LLC and any of its
  members who receive shares of Genzyme
  General Stock in a distribution by the
  limited liability company.................            235,549                           0

CHTP / NOVA Associates II, LLC and any of
  its members who receive shares of Genzyme
  General Stock in a distribution by the
  limited liability company.................             49,030                           0

George R. Berbeco 2000 Revocable Trust
  (4).......................................              1,753                           0

Arthur J. Berke (4).........................              1,803                           0

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(1) Individuals and entities who receive shares of Genzyme General Stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge may sell up to 500 of those shares using this prospectus.

(2) Assumes that the selling securityholder has sold all the shares of Genzyme General Stock listed next to its name and represents additional shares of Genzyme General Stock beneficially owned before the offering.

(3) The selling securityholder received shares of Genzyme General Stock in a distribution by CHTP / NOVA Associates II, LLC to its members.

(4) The selling securityholder received shares of Genzyme General Stock as a gift from a member of CHTP/NOVA Associates, LLC, a former stockholder of Novazyme that initially received such shares in connection with Genzyme's acquisition of Novazyme.

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